EXHIBIT 10.1

FORBEARANCE NO. 2, LIMITED WAIVER AND MODIFICATION

TO

LOAN AND SECURITY AGREEMENT

THIS FORBEARANCE NO. 2, LIMITED WAIVER AND MODIFICATION TO LOAN AND SECURITY AGREEMENT (this “Forbearance”) is entered into this          day of May, 2008, by and among Bioject Medical Technologies, Inc., an Oregon corporation and Bioject, Inc., each with its principal place of business at 20245 S.W. 95th Ave., Tualatin, OR 97062 USA (individually and collectively, “Borrower”) and PARTNERS FOR GROWTH, L.P. (“PFG”). Capitalized terms used herein without definition shall have the same meanings given them in the Loan Agreement (as defined below).

RECITALS

A. Borrower and PFG have entered into that certain Loan and Security Agreement dated as of August 31, 2007 (as may be amended, restated, or otherwise modified, the “2007 Loan Agreement”) pursuant to which PFG has extended and conditionally-agreed to make available to Borrower certain advances of money and under which there is outstanding $166,666.64 in principal and $574.04 in accrued and unpaid interest and $916.67 in accrued and unpaid collateral handling fee as of May 31, 2008.

B. In addition to the 2007 Loan Agreement, Borrower and PFG are party to a Term Loan and Security Agreement dated as of March 29, 2006 (the “Convertible Loan”), under which there is outstanding $1,250,000 in principal and $5,381.94 in accrued and unpaid interest as of May 31, 2008, a Loan and Security Agreement dated as of December 11, 2006 (the “Revolving Loan Agreement”), under which there is outstanding $108,030.54 in principal and $348.19 in accrued and unpaid interest and $594.17 in accrued and unpaid collateral handling fee as of May 31, 2008, and associated cross-corporate guarantees and security agreements (the “Additional PFG Loans” and, together with the 2007 Loan Agreement, the “Outstanding PFG Loans”, and together with such documents, instruments and security agreements as were executed reasonably contemporaneously with or in connection with the Outstanding PDF Loans, the “Loan Documents”).

C. Borrower and PFG entered into that certain Forbearance No. 1, Limited Waiver and Modification to Loan and Security Agreement dated as of November 19, 2007, as amended by that certain Amendment Forbearance No. 1, Limited Waiver and Modification to Loan and Security Agreement is entered into as of December 19, 2007 (collectively, the “Initial Forbearance”).

D. But for the Forbearance, Borrower would be in default of the financial covenants set forth in the Loan Documents (the “Default”).

E. The Forbearance Period under the Initial Forbearance ends June 1, 2008 and Borrower (a) acknowledges the Default, (b) desires that PFG not declare an Event of Default or exercise other remedies under the Loan Documents due to the above-referenced Default (to “Forbear”) from the date hereof until the earlier to occur of the termination of this Forbearance or September 15, 2008 (the “Extended Forbearance Period”), and (c) desires that PFG provide the conditional limited waiver of the Default upon the terms and conditions more fully set forth herein.

F. Subject to the representations and warranties of Borrower herein and upon the terms and conditions set forth in this Forbearance, PFG is willing to Forbear for the Extended Forbearance Period and provide the conditional limited waiver contained herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals, incorporated by reference herein, and intending to be legally bound, the parties hereto agree as follows:

1. EVENT OF DEFAULT. Borrower acknowledges the Default.

1 FORBEARANCE OF PFG. Subject to Borrower’s performance of this Forbearance and the satisfaction of the conditions set forth in Section 8 hereof, PFG agrees to Forbear during the Extended Forbearance Period. In the event of a breach by Borrower of any of the terms set forth in this Forbearance, a failure of any condition set forth in Section 9, or the occurrence of any Default under the Loan Documents other than a Permitted Default, PFG, at its option, with such notice to Borrower (if any) as may be required by the Loan Documents, may terminate this Forbearance and exercise any remedies available to PFG under the Outstanding PFG Loans and under applicable law. For purposes of this Forbearance, a “Permitted Default” shall mean the specific Default for which PFG is agreeing to Forbear hereunder as set forth under Recital D, above.

2 LIMITED WAIVER. PFG hereby agrees to waive the Permitted Default for the Forbearance Period, subject to satisfaction of the conditions set forth in Section 9 hereof and Borrower’s compliance with the terms and conditions of this Forbearance.

3 RESTRUCTURE OF CONVERTIBLE LOAN. Subject to Borrower’s compliance with the terms of this Forbearance and provided that no Default or Event of Default has occurred and is continuing during the Extended Forbearance Period, PFG agrees to restructure of the Convertible Loan upon the terms set forth below. Such restructuring shall be effected in an amendment to the agreement reflecting the Convertible Loan in such form as PFG may specify and Borrower may agree.

(a) If Borrower consummates an equity financing raising not less than $5,000,000 in net proceeds by the end of the Extended Forbearance Period, then PFG will amend the Convertible Loan to include a minimum liquidity financial covenant to the effect that Borrower’s ratio of (i) cash and cash equivalents, plus eligible accounts receivable to (ii) outstanding monetary Obligations to PFG, shall equal or exceed 2:1, tested on a calendar monthly basis.

(b) If Borrower is unable to consummate (or abandons the active pursuit of) an equity financing raising not less than $5,000,000 in net proceeds by the end of the Extended Forbearance Period, then PFG will amend the Convertible Loan to apply a monthly borrowing base formula (in form substantially similar to the borrowing base formula applicable to Borrower’s existing revolving credit facilities with PFG) to the Convertible Loan, such formula to equal 100% of Eligible Accounts plus 100% of Eligible Inventory. Any excess of outstanding monetary Obligations under the Convertible Loan over formula-eligible borrowings (an “Overadvance”), would be required to be immediately repaid to PFG upon notice from PFG, at PFG’s sole option (and would not be eligible for re-borrowing by Borrower). A liquidity covenant (as calculated in paragraph (a), above) would apply, but at a ratio of 1.25:1. The interest rate applicable to Obligations outstanding under the Convertible Loan would be at the prime rate, plus three percent (3%), floating. For the avoidance of doubt, any reduction in principal amount of the Convertible Loan due to an Overadvance repayment required by PFG would reduce Convertible Loan eligible for PFG conversion into Borrower’s equity securities.

5. BORROWER’ REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants that:

(a) immediately upon giving effect to this Forbearance (i) the representations and warranties contained in the Loan Documents are true, accurate and complete (i.e., do not omit to state a material fact necessary in order to make the statements made, in light of the circumstances which they were made, not misleading) in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they were true and correct as of such date), and (ii) no Event of Default has occurred and is continuing, other than the Default(s) waived pursuant to this Forbearance;

(b) Borrower has the corporate power and authority to execute and deliver this Forbearance and to perform its obligations under the Loan Documents, as amended by this Forbearance;

(c) the certificate of incorporation, bylaws and other organizational documents of Borrower delivered to PFG on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

(d) the execution, delivery and performance by Borrower of this Forbearance have been duly authorized by all necessary corporate action on the part of Borrower;

(e) this Forbearance has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights; and

(f) as of the date hereof, it has no known defenses against the obligations to pay any amounts under the Obligations and it has no known claims of any kind against PFG. Borrower acknowledges that, to its knowledge, PFG has acted in good faith and has conducted in a commercially reasonable manner its relationships with Borrower in connection with this Forbearance and in connection with the Loan Documents. For purposes hereof, the term “knowledge” (and derivative terms) means the actual knowledge of any executive officer of Borrower or such knowledge as a reasonably prudent executive officer of a U.S. publicly-traded corporation would have if such executive officer exercised reasonable diligence in the performance of his or her legal duties and responsibilities.

Borrower understands and acknowledges that PFG is entering into this Forbearance in reliance upon, and in partial consideration for, the above representations and warranties.

1 EFFECT ON OUTSTANDING PFG LOANS. Except to the extent expressly set forth herein and as modified by the Original Forbearance, the terms of each of the Outstanding PFG Loans shall remain in effect and such Outstanding PFG Loans shall be repaid as and when required in accordance with their respective terms.

2 RELEASE. Borrower hereby forever relieves, releases, and discharges PFG and its present or former employees, officers, directors, agents, representatives, attorneys, and each of them, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character, whether known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner connected with or related to facts, circumstances, issues, controversies or claims existing or arising from the beginning of time through and including the date of execution of this Forbearance (collectively “Released Claims”). Without limiting the foregoing, the Released Claims shall include any and all liabilities or claims (except for those arising from gross negligence or intentional misconduct in relation to any confidentiality obligations PFG may have in respect of Borrower) arising out of or in any manner connected with or related to the Loan Documents, the Recitals hereto, any instruments, agreements or documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing. In furtherance of this release, Borrower expressly acknowledges and waives any and all rights under Section 1542 of the California Civil Code, which provides as follows: “A general release does not extend to claims which the creditor does not know or expect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” By entering into this release, Borrower recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Borrower hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected; accordingly, if any Borrower should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, neither Borrower shall be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances. Borrower acknowledges that it is not relying upon and has not relied upon any representation or statement made by PFG with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights. This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Borrower acknowledges that the release contained herein constitutes a material inducement to PFG to enter into this Forbearance, and that PFG would not have done so but for PFG’s expectation that such release is valid and enforceable in all events. Borrower hereby represents and warrants to PFG, and PFG is relying thereon, as follows: (i) except as expressly stated in this Forbearance, neither PFG nor any agent, employee or representative of PFG has made any statement or representation to any Borrower regarding any fact relied upon by any Borrower in entering into this Forbearance; (ii) Borrower has made such investigation of the facts pertaining to this Forbearance and all of the matters appertaining thereto, as it deems necessary; (iii) the terms of this Forbearance are contractual and not a mere recital; (iv) this Forbearance has been carefully read by Borrower, the contents hereof are known and understood by Borrower, and this Forbearance is signed freely, and without duress, by Borrower; (v) Borrower represents and warrants that it is the sole and lawful owner of all right, title and interest in and to every claim and every other matter which it releases herein, and that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or entity any claims or other matters herein released. Borrower shall indemnify PFG, defend and hold it harmless from and against all claims based upon or arising in connection with prior assignments or purported assignments or transfers of any claims or matters released herein.

1 LIMITATION. The forbearance, conditional limited waivers and amendments set forth in this Forbearance shall be limited precisely as written and shall not be deemed (a) to be a forbearance, waiver or modification of any other term or condition of the Loan Agreement or of any other instrument or agreement referred to therein or to prejudice any right or remedy which PFG may now have or may have in the future under or in connection with the Loan Agreement or any instrument or agreement referred to therein; (b) to be a consent to any future amendment or modification, forbearance or waiver to any instrument or agreement the execution and delivery of which is consented to hereby, or to any waiver of any of the provisions thereof; or (c) to limit or impair PFG’s right to demand strict performance of all terms and covenants as of any date. Except as expressly amended hereby, the Loan Agreement shall continue in full force and effect.

2 EFFECTIVENESS. Subject to the satisfaction of the conditions precedent set forth below, this Forbearance shall become effective on the date hereof, but shall continue to be subject to the satisfaction of all the following conditions:

9.1 Execution and Delivery. Borrower and PFG shall have duly executed and delivered this Forbearance and all Amendments to PFG;

9.2 Payment of PFG Expenses. All PFG Expenses (including all reasonable attorneys’ fees and reasonable expenses) incurred in connection with this Forbearance shall immediately become a part of the Borrower’s Obligations and shall be due and payable upon PFG demand.

9.3 Further Assurances. Borrower shall execute and deliver such amendments, documents and instruments as are necessary or appropriate to effect the conditions to this Forbearance, including without limitation, the Amendments.

9.4 Forbearance Fee. Borrower shall have paid PFG a non-refundable Forbearance Fee equal to $15,000.

1 COUNTERPARTS. This Forbearance may be signed in any number of counterparts, and by different parties hereto in separate counterparts, with the same effect as if the signatures to each such counterpart were upon a single instrument. All counterparts shall be deemed an original of this Forbearance.

2 INTEGRATION; CONSTRUCTION. This Forbearance, the Amendments and any other documents executed in connection herewith or therewith or pursuant hereto or thereto contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, offers and negotiations, oral or written, with respect thereto and no extrinsic evidence whatsoever may be introduced in any judicial or arbitration proceeding, if any, involving this Forbearance; except that any financing statements or other agreements or instruments filed by PFG with respect to Borrower shall remain in full force and effect. The title of this Agreement and section headings are for the readers’ convenience only and shall be ignored for purposes of integration into the Loan Agreement. The term “Schedule” means the Schedule to the Loan Agreement.

3 Severability. If one or more provisions of this Agreement are held to be unenforceable or are in violation of any applicable law or stock exchange rules or regulations to which either Borrower of PFG is subject, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable or that is in violation. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

1 GOVERNING LAW; VENUE. THIS FORBEARANCE SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA. Borrower and PFG each submit to the exclusive jurisdiction of the State and Federal courts in San Francisco County, California.

2 TO THE EXTENT PERMITTED BY APPLICABLE LAW, PFG AND BORROWER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the San Francisco County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in San Francisco County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders and issuing preliminary and permanent injunctions. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the San Francisco County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which, other than a limitation of not more than 3 depositions per party of not more than 5 hours each, shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph and may grant appropriate relief from the terms of this paragraph for good cause shown.

IN WITNESS WHEREOF, the parties hereto have caused this Forbearance to be executed as of the date first written above.

BORROWER:	BIOJECT, INC.
an Oregon corporation

	By:	/s/ Ralph Makar
Printed Name: Ralph Makar
	Title:	President and CEO

BORROWER:	BIOJECT MEDICAL TECHNOLOGIES, INC.
an Oregon corporation

	By:	/s/ Ralph Makar
Printed Name: Ralph Makar
	Title:	President and CEO

PFG:	PARTNERS FOR GROWTH, L.P.

	By:	/s/ Andrew Kahn
Printed Name: Andrew Kahn
	Title:	Manager, Partners for Growth, LLC, its General Partner